Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-218558 and No. 333-238898) on Form S-8 of our reports dated February 20, 2025, with respect to the consolidated financial statements of FTI Consulting, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
McLean, Virginia
February 20, 2025